Exhibit 24.1

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of ROBERT K. BIGGART or E. LEE WYATT, JR., as his or her true and lawful attorney-in-fact with full power of substitution, to sign the Registration Statement on Form S-3 of Fortune Brands Home & Security, Inc. (the “Company”), and any and all amendments (including post-effective amendments) thereto for the proposed offering of debt securities of the Company, and to file the same, with all exhibits thereto and all documents in connection therewith necessary, appropriate or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them or their substitute may lawfully do or cause to be done by virtue hereof.

/s/ Christopher J. Klein	/s/ E. Lee Wyatt, Jr.
Christopher J. Klein, Chief Executive Officer (principal executive officer) Date: May 28, 2015	E. Lee Wyatt, Jr., Senior Vice President and Chief Financial Officer (principal financial officer) Date: May 26, 2015

/s/ Danny Luburic	/s/ Richard A. Goldstein
Danny Luburic, Vice President and Corporate Controller (principal accounting officer) Date: May 26, 2015	Richard A. Goldstein, Director Date: May 28, 2015

/s/ Ann F. Hackett	/s/ A. D. David Mackay
Ann F. Hackett, Director Date: May 26, 2015	A. D. David Mackay, Director Date: May 26, 2015

/s/ John G. Morikis	/s/ David M. Thomas
John G. Morikis, Director Date: May 27, 2015	David M. Thomas, Director Date: May 27, 2015

/s/ Ronald V. Waters	/s/ Norman H. Wesley
Ronald V. Waters, III, Director Date: May 27, 2015	Norman H. Wesley, Director Date: May 26, 2015